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Ronald A. Miller	Kei Advisors LLC
Executive Vice President and Chief	Deborah K. Pawlowski
Financial Officer	Phone: 716.843.3908
Phone: 585.786.1102	Email:dpawlowski@keiadvisors.com
Email: invest@fiiwarsaw.com

FOR IMMEDIATE RELEASEFinancial Institutions, Inc. Announces First Quarter 2006
Results
Solid results reflect effectiveness of consolidation strategy and improved asset quality

WARSAW, N.Y., April 27, 2006 — Financial Institutions, Inc. (NASDAQ: FISI) (“FII”), the parent company of Five Star Bank, today announced its financial results for the first quarter ended March 31, 2006. Net income for the first quarter of 2006 increased 63% to $3.7 million, or $0.30 per diluted share, compared with $2.3 million, or $0.17 per diluted share, in the first quarter of the prior year. Income from continuing operations for the first quarter was $3.7 million, or $0.30 per diluted share, compared with $2.4 million, or $0.18 per diluted share, for the first quarter of 2005. A significantly lower provision for loan losses, which reflected the much improved credit quality of the loan portfolio, combined with reduced noninterest expense, drove the earnings increase. These positive effects were somewhat offset by decreased net interest income on a lower earning asset base.

Mr. Peter G. Humphrey, President & Chief Executive Officer of Financial Institutions, Inc (FII), stated, “We believe our solid first quarter results reflect the excellent progress we have made over the last year. The consolidation of our former four banks into Five Star Bank and the dramatic improvement in the credit quality of our loan portfolio have driven our improved earnings. The somewhat soft first quarter loan volume reflects an overall seasonal slowdown, coupled with tighter credit administration policies in a highly competitive environment. Importantly, we are taking a long-term approach to building a high quality, balanced loan portfolio. We believe the many actions taken over the last two years, and especially during 2005, have positioned us with a stable platform for future growth.”

As part of FII’s strategy to focus on growing its core banking franchise, FII recently announced that it has agreed to sell its trust operations. The sale is pending regulatory approval. The trust division has approximately $64 million in assets held in fiduciary or agency capacities.

Revenue
For the first quarter 2006, net interest income totaled $15.5 million, down $2.9 million in comparison with the 2005 first quarter. This was primarily the result of a 26 basis point drop in average net interest margin and a $171.2 million reduction in average earning assets. The net interest margin for the first quarter of 2006 was 3.64% compared with 3.55% and 3.90% for the quarters ending December 31, 2005 and March 31, 2005, respectively. The year-over-year decrease was a result of reduced average earning assets, as well as a shift in the mix of those earnings assets from higher yielding loan assets into lower yielding investment assets, a relatively flat yield curve and increased competition for loans and deposits. The net margin improvement from the fourth quarter of 2005 was partially a result of the rising interest rate environment. For the first quarter of 2006 average loans represented 53% of average total earning assets compared with 62% for the same quarter last year

Noninterest income for the first quarter of 2006 increased $49 thousand to $5.0 million compared with the same quarter last year, largely a result of an increase in other noninterest income that was offset by a slight decrease in mortgage banking activities, which has slowed due to a rising interest rate environment.

Noninterest Expense
Noninterest expense decreased 7% or $1.1 million for the first quarter of 2006 to $15.3 million compared with $16.4 million for the same quarter last year, primarily the result of a $1.1 million decrease in other noninterest expenses due to a reduction in professional service fees and lower FDIC deposit insurance costs. Salaries and benefits declined $37 thousand to $8.8 million in the first quarter of 2006 compared with the same quarter last year.

Asset Quality
Nonperforming assets at March 31, 2006 were $19.5 million, down $238 thousand from December 31, 2005 and down $44.1 million from March 31, 2005. The year-over-year decline was primarily a result of the sale of problem loans during 2005. The ratio of nonperforming loans and other real estate to total loans and other real estate was 2.02% at March 31, 2006 compared with 1.93% and 6.40% at December 31, 2005 and March 31, 2005, respectively. As a result of enhanced asset quality, the first quarter 2006 provision for loan loss was $250 thousand compared to $3.7 million for the same quarter last year. The ratio of allowance for loan losses to nonperforming loans measurably improved to 109% at March 31, 2006 compared with 64% at March 31, 2005. Net loan charge-offs in the first quarter of 2006 were $190 thousand, compared to $2.9 million in the prior year’s first quarter. Net loan charge-offs to average loans (annualized) for the first quarter 2006 was 0.08% compared with 0.93% in the same quarter last year.

Financial Condition
Total assets at March 31, 2006 were $1.98 billion, compared with $2.02 billion and $2.20 billion at December 31, 2005 and March 31, 2005, respectively. Total loans declined 3% to $965.6 million as of March 31, 2006 compared with $992.3 million at December 31, 2005, reflecting the run-off which outpaced new originations during the first quarter of 2006. Loan origination has slowed as the Company has implemented more stringent underwriting requirements and the first quarter is seasonally slow for consumers seeking new loans.

Average deposits for the first quarter of 2006 were $1.67 billion compared with $1.77 billion and $1.82 billion for the quarters ended December 31, 2005 and March 31, 2005, respectively. Contributing to the decline in deposits were fewer certificates of deposit, including brokered certificates of deposit, as the Company actively managed to lower the level of these higher cost deposits. Lower nonpublic deposits were attributed to seasonality, the timing of rate campaigns and loss of deposits associated with the effects of the 2005 loan sale.

Shareholders’ equity at March 31, 2006 was $171.0 million compared with $171.8 million at December 31, 2005.

Operating Efficiencies
Return on average common equity for the first quarter (annualized) improved to 8.82% compared with 4.67% for the same quarter in 2005. Return on average assets for the first quarter (annualized) improved to 0.77% compared with 0.43% for the same period last year.

Outlook
Mr. Humphrey, noted, “We have made excellent progress in integrating our four separate banks into Five Star Bank, and the operational efficiencies are being realized. The integration goes beyond the name change and charter consolidation, as it includes our culture, our customer-centric marketing and the goal-oriented focus we have instilled in our employees. Based on the various responsibilities of our staff, we have established a balanced compensation structure that focuses everyone on earnings per share.”

Mr. Humphrey concluded, “Five Star Bank is a much stronger and more capable company poised for the next chapter in our history. The executive management team we have brought on board over the last 12 to 18 months is a critical component of our future and is driving a culture rooted in accountability, sales, service and credit. We intend to expand our market share within our current footprint through careful and disciplined rebuilding of a balanced loan portfolio, while remaining responsive to our customers’ needs.”

First Quarter 2006 Conference Call Details
Financial Institutions invites all those interested in hearing management’s discussion of the quarter to attend its first quarter 2006 call, scheduled for Friday, April 28, 2006 at 10:30 AM ET, either by phone or the Web. Participants can access the call by dialing 1-877-704-5378 approximately 5-10 minutes prior to the call. The confirmation number is 6548127. A replay will be available for one week following the call by dialing 1-888-203-1112 and entering access code 6548127 when prompted. Participants may also access a live webcast of the conference call through Financial Institution’s website at www.fiiwarsaw.com.

About Financial Institutions, Inc.
With total assets of $2.0 billion, Financial Institutions, Inc. is the parent company of Five Star Bank, which provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and 72 ATM’s in Western and Central New York State. Through its Investment Services affiliate, FII also provides diversified financial services to its customers and clients, including brokerage and insurance. More information on FII and its subsidiaries is available through the Company web site at www.fiiwarsaw.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include the effectiveness of its strategy and bank consolidation, its ability to reduce operating expenses, the attitudes and preferences of customers, the competitive environment and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

FINANCIAL TABLES FOLLOW.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Other Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2006	2005	$ Change	% Change
Interest and dividend income	$25,275	$26,420	$(1,145)	(4)%
Interest expense	9,796	8,051	1,745	22%

Net interest income	15,479	18,369	(2,890)	(16)%
Provision for loan losses	250	3,692	(3,442)	(93)%

Net interest income after provision for loan losses	15,229	14,677	552	4%

Noninterest income:
Service charges on deposits	2,672	2,595	77	3%
Financial services group fees and commissions	625	739	(114)	(15)%
Mortgage banking activities	308	477	(169)	(35)%
Net gain on sale of commercial related loans	82	-	82	-%
Other	1,269	1,096	173	16%

Total noninterest income	4,956	4,907	49	1%

Noninterest expense:
Salaries and employee benefits	8,758	8,795	(37)	-%
Other	6,517	7,623	(1,106)	(15)%

Total noninterest expense	15,275	16,418	(1,143)	(7)%
Income from continuing operations before income taxes	4,910	3,166	1,744	55%
Income taxes from continuing operations	1,171	781	390	50%

Income from continuing operations	3,739	2,385	1,354	57%

Discontinued operations:
Loss from operations of discontinued subsidiary	-	(132)	132	100%
Income taxes	-	(36)	36	100%

Loss on discontinued operations, net of taxes	-	(96)	96	100%

Net income	$3,739	$2,289	$1,450	63%

Preferred stock dividends	$372	$372	$-	-%

Taxable-equivalent net interest income	$16,696	$19,494	$(2,798)	(14)%

Per common share data:

Basic:
Income from continuing operations	$0.30	$0.18	$0.12	67%
Net income	$0.30	$0.17	$0.13	76%

Diluted:
Income from continuing operations	$0.30	$0.18	$0.12	67%
Net income	$0.30	$0.17	$0.13	76%
Cash dividends declared	$0.08	$0.16	$(0.08)	(50)%
Book value	$13.55	$14.29	$(0.74)	(5)%

Common shares outstanding:
Weighted average shares – basic	11,328,404	11,249,474
Weighted average shares – diluted	11,372,253	11,298,967
Period end actual	11,320,000	11,249,676

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Additional Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2006	2005
Performance ratios, annualized
Return on average assets	0.77%	0.43%
Return on average common equity	8.82%	4.67%
Common dividend payout ratio	26.67%	94.12%
Net interest margin (tax-equivalent)	3.64%	3.90%
Efficiency ratio (1)	69.99%	66.12%
Asset quality data:
Past due over 90 days and accruing	$35	$12
Nonaccrual loans	18,561	62,580

Total nonperforming loans	18,596	62,592
Other real estate owned (ORE)	879	981

Total nonperforming loans and ORE	19,475	63,573
Nonaccrual loans held for sale	—	—

Total nonperforming assets	$19,475	$63,573

Net loan charge-offs	$190	$2,870
Asset quality ratios:
Nonperforming loans to total loans (2)	1.93%	5.11%
Nonperforming loans and ORE to total loans and ORE (2)	2.02%	6.40%
Nonperforming assets to total assets	0.98%	3.14%
Allowance for loan losses to total loans (2)	2.10%	3.27%
Allowance for loan losses to nonperforming loans (2)	109%	64%
Net loan charge-offs to average loans (annualized)	0.08%	0.93%
Capital ratios:
Average common equity to average total assets	7.83%	7.75%
Leverage ratio	8.11%	7.30%
Tier 1 risk-based capital ratio	14.07%	11.40%
Risk-based capital ratio	15.32%	12.67%

(1)	Ratio excludes the operations of discontinued subsidiary.

(2)	Ratios exclude nonaccruing loans held for sale from nonperforming loans and exclude loans held for sale from total loans.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2006	2005	$ Change	% Change
ASSETS
Cash, due from banks and interest-bearing deposits	$44,480	$47,258	$(2,778)	(6)%
Federal funds sold	28,270	44,682	(16,412)	(37)%
Commercial paper (due in less than 90 days)	19,962	—	19,962	—%
Investment securities (HTM and AFS)	815,229	833,448	(18,219)	(2)%
Loans held for sale	835	1,253	(418)	(33)%
Loans	965,569	992,321	(26,752)	(3)%
Less: Allowance for loan losses	20,291	20,231	60	—%

Loans, net	945,278	972,090	(26,812)	(3)%
Goodwill	37,369	37,369	—	—%
Other assets	89,408	86,292	3,116	4%

Total assets	$1,980,831	$2,022,392	$(41,561)	(2)%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Demand	$257,611	$284,958	$(27,347)	(10)%
Savings, money market, and interest-bearing checking	751,631	755,229	(3,598)	—%
Certificates of deposit	668,916	677,074	(8,158)	(1)%

Total deposits	1,678,158	1,717,261	(39,103)	(2)%
Short-term borrowings	34,236	35,106	(870)	(2)%
Long-term borrowings	63,375	63,391	(16)	—%
Junior subordinated debentures issued to unconsolidated
Subsidiary trust	16,702	16,702	—	—%
Other liabilities	17,366	18,175	(809)	(4)%

Total liabilities	1,809,837	1,850,635	(40,798)	(2)%

Shareholders’ equity:
Preferred equity	17,630	17,634	(4)	—%
Common equity and accumulated other
comprehensive loss	153,364	154,123	(759)	—%

Total shareholders’ equity	170,994	171,757	(763)	—%

Total liabilities and shareholders’ equity	$1,980,831	$2,022,392	$(41,561)	(2)%

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Average Statements of Financial Condition
(Dollars in thousands)
(Unaudited)

	Three months ended
	March 31,
	2006	2005	$ Change	% Change
ASSETS
Cash, due from banks and interest-bearing deposits	$42,048	$43,230	$(1,182)	(3)%
Federal funds sold	16,129	16,657	(528)	(3)%
Commercial paper (due in less than 90 days)	9,276	—	9,276	—%
Investment securities (HTM and AFS)	829,794	761,729	68,065	9%
Loans held for sale	657	1,871	(1,214)	(65)%
Loans	975,566	1,237,453	(261,887)	(21)%
Less: Allowance for loan losses	20,528	39,674	(19,146)	(48)%

Loans, net	955,038	1,197,779	(242,741)	(20)%
Goodwill	37,369	37,369	—	—%
Other assets	87,522	90,313	(2,791)	(3)%

Total assets	$1,977,833	$2,148,948	$(171,115)	(8)%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Demand	$259,050	$271,322	$(12,272)	(5)%
Savings, money market, and interest-bearing checking	746,558	797,109	(50,551)	(6)%
Certificates of deposit	667,273	750,503	(83,230)	(11)%

Total deposits	1,672,881	1,818,934	(146,053)	(8)%
Short-term borrowings	35,011	32,051	2,960	9%
Long-term borrowings	63,381	79,455	(16,074)	(20)%
Junior subordinated debentures issued to unconsolidated
subsidiary trust	16,702	16,702	—	—%
Other liabilities	17,335	17,557	(222)	(1)%

Total liabilities	1,805,310	1,964,699	(159,389)	(8)%

Shareholders’ equity:
Preferred equity	17,631	17,703	(72)	—%
Common equity and accumulated other
comprehensive loss	154,892	166,546	(11,654)	(7)%

Total shareholders’ equity	172,523	184,249	(11,726)	(6)%

Total liabilities and shareholders’ equity	$1,977,833	$2,148,948	$(171,115)	(8)%